Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Centrue Financial Corporation of our report dated March 26, 2010 with respect to the consolidated financial statements of Centrue Financial Corporation and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Centrue Financial Corporation for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois
March 26, 2010